Exhibit 4.2

                            UNILAB CORPORATION
                          NON-EMPLOYEE DIRECTORS
                               STOCK PLAN

1. Purpose

   The purpose of the Unilab Corporation Non-Employee Directors Stock Plan (the "Plan") is to secure for Unilab Corporation (the "Corporation") and its stockholders the benefits of the incentive inherent in increased ownership of common stock, par value $.01 per share (the "Common Stock"), of the Corporation by the members of the Board of Directors (the "Board") of the Corporation who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors"). It is expected that such ownership will provide such Non-Employee Directors with a more direct stake in the future welfare of the Corporation and encourage them to remain directors of the Corporation. It is also expected that the Plan will encourage qualified persons to become directors of the Corporation. This purpose will be accomplished by making annual grants to Non-Employee Directors of non-qualified stock options to purchase shares of Common Stock and by allowing Non-Employee Directors to elect voluntarily to receive all or a portion of their annual retainer for services as a director into Common Stock.

2. Administration

The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options"). Subject to the provisions of the Plan, the Board shall have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Corporation to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3. Amount of Stock

The stock which may be issued and sold under the Plan shall not exceed 1,000,000 shares of Common Stock, subject to adjustment as provided in
Section 9. The Common Stock to be issued may be either authorized and unissued shares or issued shares acquired by the Corporation. If Options granted under the Plan terminate or expire without being exercised in whole or in part, the shares not purchased under such lapsed Options shall be available for future grants under the Plan.

4. Eligibility for Options

Each Non-Employee Director shall be eligible to receive an Option in accordance with Section 5. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth in Sections 5, 6 and 7.

5. Grant of Options

(a) Each year on the first business day in January on which shares of Common Stock are traded, commencing on January 3, 1996, each Non-Employee Director shall automatically receive an Option to purchase for 10 years 10,000 shares of Common Stock, subject to adjustment as provided in Section 9.


(b) Each year on the first business day in January on which shares of Common Stock are traded, commencing on January 3, 1996, each Non-Employee Director who serves as the Chairman of a committee or committees of the Board shall automatically receive an additional option to purchase for 10 years 10,000 shares of Common Stock, subject to adjustment as provided in Section 9.

6. Exercise Price

The Option exercise price per share shall be 100% of the Market Value of a share of Common Stock on the date of grant of the Option under Section 5, subject to adjustment as provided in Section 9. As used herein, Market Value shall be the last reported sales price of the Common Stock (if the Common Stock is then traded on a national securities exchange or in the Nasdaq Stock Market/Nasdaq National Market) or, if not so traded, the average of the closing bid and asked prices thereof, on the applicable date.

7. Termination of Options and Limitations on Exercise
(a) No Option shall be exercisable until and unless the Plan is approved by the Corporation's stockholders at the Corporation's 1996 Annual Meeting of Stockholders, and, unless the Plan is so approved, all Options will terminate and be of no further force or effect on the earlier to occur of (i) the day after the Corporation's 1996 Annual Meeting of Stockholders and (ii) December 31, 1996.

(b) Except as otherwise provided in this Section 7, fifty percent (50%) of the total number of shares of Common Stock covered by an Option shall be vested and exercisable immediately upon the date of grant of the Option and the remaining number of shares of Common Stock covered by the Option shall vest and become exercisable one year after the date of grant of the Option; provided, however, that no shares of Common Stock which are received upon exercise of an Option may be sold or otherwise disposed of until six months and one day after the later of (i) the date of grant of the Option or (ii) the date on which the Plan is approved by the Corporation's stockholders, unless such sale or disposition may be made without violating Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act").

(c) If a person shall cease to be a Non-Employee Director for any reason while holding an Option that has not expired and has not been fully exercised, such person, or in the case of his death or adjudication of incompetency, his Designated Beneficiary (as defined below), executors, administrators, distributees, guardian or legal representative, as the case may be, may, at any time until the earlier to occur of the (y) first anniversary of the date of cessation to be a Non-Employee Director and (z) the termination of such Option pursuant to Section 7(e)(i), exercise the Option with respect to any shares of Common Stock as to which it was or became exercisable on the date the person ceased to be such a Non-Employee Director.

Any Options which are not yet vested will vest and become exercisable if a Non-Employee Director terminates service on the Board due to death, Disability or Retirement (each as defined below). In addition, any Options which are not yet vested will vest and become exercisable in the event of a Change in Control (as defined below). "Disability" shall mean a cessation of service on the Board by a Non-Employee Director who is "disabled" within the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. "Retirement" shall mean a cessation of service on the Board by a Non-Employee Director who is at least 65 years of age. A "Change in Control" shall mean that any of the following events have occurred: (i) any person or entity as defined in Section 13(d) of the Exchange Act becomes a beneficial owner of 40% or more of the outstanding Common Stock of the Corporation; or
(ii) as the consequence of any cash tender or exchange offer, merger, or other business combination (a "Transaction"), the persons who were directors of the Corporation before the Transaction cease to constitute a majority of the Board following the Transaction.

(d) If a Non-Employee Director dies while holding an Option that has not expired and has not been fully exercised, such Option shall be exercisable by the beneficiary designated by the Non- Employee Director for such purpose (the "Designated Beneficiary") or, if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the Non-Employee Director, by the Non-Employee Director's executors, administrators, personal representatives, heirs or legatees at any time within the time limits permitted under Sections 7(c) and 7(e)(i).

(e) No Option or any part of an Option shall be exercisable:
(i) after the expiration of 10 years from the date the Option was granted; and
(ii) unless written notice of the exercise is delivered to the Corporation specifying the number of shares to be purchased, and payment in full by check or bank draft is made for the shares of Common Stock being acquired thereunder at the time of exercise. Notwithstanding the foregoing, the Board may establish procedures which permit the exercise price to be paid, in whole or in part, by delivery of shares of Common Stock which have been owned by the person exercising the Option for at least six months prior to the date of exercise, in which event any shares so delivered shall be valued at their Market Value (as defined in Section 6) on the date of exercise of the Option.

   (f) An Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him or his guardian or legal representative.

   Notwithstanding anything to the contrary in the preceding paragraph, the Board may, in its sole discretion, cause the written agreement relating to any Options granted hereunder to provide that the recipient of such Options may transfer any of such Options other than by will or the laws of descent and distribution in any manner authorized under applicable law; provided, however, that in no event may the Board permit any transfers which would cause this Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the Act or would cause any recipient of awards hereunder to fail to be entitled to the benefits Rule 16b-3 or other exemptive rules under Section 16 of the Act or be subject to liability thereunder.

8. Elective Payment in Common Stock

Each Non-Employee Director shall have the right to elect, in writing filed with the Secretary of the Corporation, to receive all or a portion of the retainer or other cash compensation otherwise payable to such Non-Employee Director for his services as a director of the Corporation in an equivalent number of shares of Common Stock, commencing after the Plan is approved by the Corporation's stockholders. The number of shares of Common Stock to be issued to a Non- Employee Director who makes such an election shall be determined each quarter based on (y) the retainer or other cash compensation which would otherwise be payable to such Non- Employee Director at the beginning of the quarter and (z) the Market Value of a share of Common Stock on the first business day of the quarter on which shares of Common Stock are traded. The number of shares shall be rounded to the nearest whole number.

   Elections under this Section 8 shall be made at least six months and one day prior to the date on which the payment is to be made. A Non-Employee Director's election shall remain in effect from year to year until changed by the Non-Employee Director. Any change in an election must be made in writing filed with the Secretary of the Corporation, and no change in an election shall be effective prior to at least six months and one day after the date of filing the change with the Secretary of the Corporation.

   No shares of Common Stock which are received pursuant to an election under this Section 8 may be sold or otherwise disposed of until six months and one day after the later of (i) the date of receipt of the shares of Common Stock or (ii) the date on which the Plan is approved by the Corporation's stockholders, unless such sale or disposition may be made without violating Rule 16b-3 under the Act.

9. Adjustments upon Changes In Capitalization

(a) If the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination, exchange of shares, or the like, or dividends payable in shares of the Common Stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan, in the number of shares subject to Options to be granted thereafter pursuant to Sections 5(a) and 5(b), in the number of shares and price per share subject to outstanding Options, and in the number of shares of Common Stock to be granted pursuant to Section 8. If the Corporation shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Corporation shall be sold or exchanged, the holder of an Option shall, after the occurrence of such a corporate event, be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had exercised such Option and had been, immediately prior to such event, the holder of the number of shares covered by such Option.

   (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.


10. Miscellaneous Provisions

(a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option or Common Stock under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Corporation.

   (b) The Corporation shall not be obligated to deliver any shares of Common Stock hereunder until they have been listed on each securities exchange on which the Common Stock may then be listed, or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Corporation may deem applicable.

   (c) It shall be a condition to the obligation of the Corporation to issue shares of Common Stock upon exercise of an Option, that the optionee (or any person entitled to act under Sections 7(c) and 7(f)) pay to the Corporation, upon its demand, such amount, if any, as may be requested by the Corporation for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Corporation may refuse to issue shares of Common Stock.

   (d) The expenses of the Plan shall be borne by the Corporation.

   (e) If an Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee or by the guardian or legal representative of an optionee, the Corporation shall be under no obligation to issue stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the optionee or of the deceased optionee's estate or the proper legatees or distributees of such estate.

   (f) To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

11. Amendment or Discontinuance

The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the regulations thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder; and provided, further, that if shareholder approval of an amendment is necessary in order to ensure compliance with Rule 16b-3 under the Act, such amendment shall be subject to approval by the Corporation's stockholders in the manner required by Rule 16b-3. No amendment of the Plan shall materially and adversely affect any right of any optionee with respect to any Option theretofore granted without such optionee's written consent.

12. Compliance With Section 16(b) of the Act

It is the intent of the Corporation that the Plan and any Option granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Section 16(b) of the Act and Rule 16b-3 thereunder, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any Option would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to persons who are or may be subject to Section 16 of the Act.

13. Termination

The Plan shall terminate upon the earliest to occur of (a) the adoption of a resolution of the Board terminating the Plan, (b) December 31, 2005 and (c) December 31, 1996 if the Plan has not been approved by the Corporation's stockholders at the Corporation's 1996 Annual Meeting of Stockholders.

14. Effective Date of Plan

The Plan shall become effective as of January 1, 1996, provided that the Corporation's stockholders shall have approved the Plan at the Corporation's 1996 Annual Meeting of Stockholders.